Exhibit 99.1

Pharmasset, Inc.
303-A College Road East
Princeton, NJ 08540 U.S.A.
Phone: (609) 613-4100
Fax: (609) 613-4150
www.pharmasset.com

COMPANY PRESS RELEASE

Pharmasset Presents Clevudine and Racivir Data at the

International HIV Drug Resistance Workshop

Princeton, NJ – (June 14, 2007) – Pharmasset, Inc. (Nasdaq: VRUS), a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections, announced today that scientific data presentations about Clevudine and Racivir were made during the 16th International HIV Drug Resistance Workshop being held in St. Michael, Barbados from June 12-15, 2007. The poster presentations are available in the “Events & Presentations” section of Pharmasset’s website at www.pharmasset.com.

An in vitro study of Clevudine, expected to enter Phase 3 registration clinical trials for the treatment of hepatitis B virus (HBV), demonstrated that it does not inhibit human immunodeficiency virus (HIV). Since Clevudine has demonstrated no antiviral effect on HIV, it should not select for HIV mutations that will have cross-resistance to HIV therapies. Thus, Clevudine may be useful for the treatment of HIV/HBV co-infected patients.

In addition, a clonal analysis of the Phase 2 viral samples for Racivir, being developed for the treatment of HIV, confirmed its antiviral activity in treatment-experienced patients with the M184V mutation and less than three thymidine analog mutations (TAMs). Thus, Racivir may be useful for the treatment of patients who have failed their first-line HIV therapy.

Anti-HIV Activity and Resistance Profiles of Entecavir Compared to Clevudine

Zennou V, Keilman M, Otto MJ, Furman P

Study Conclusion: Clevudine does not inhibit HIV in vitro. We have confirmed that entecavir has activity against wild type HIV-1 virus and that the M184V mutation confers resistance to entecavir. In addition, we showed that certain nucleoside-resistant HIV variants remain sensitive to entecavir. Thus, Clevudine may be useful for the treatment of HIV/HBV co-infected patients.

Clonal Analysis of Samples from Virologic Responders Receiving Racivir in Study 201

De La Rosa A, Lloyd R, Otto MJ

Study Conclusion: Racivir effectively reduced viral loads by a mean of 0.7 log10 (80% reduction) in responders harboring the M184V mutation and fewer than 3 TAMs at day 28. Clonal genotypic analysis of virus from responders indicated that the M184V mutation was found on all clones in addition to multidrug resistance-associated mutations observed with first line therapy failure.

About Clevudine

Clevudine is an oral, once-daily pyrimidine nucleoside analog that is in development for the treatment of HBV. Clevudine is approved for HBV in Korea, and it is marketed by Bukwang Pharmaceuticals under the brand name Levovir. In addition to its on-treatment efficacy, Clevudine has demonstrated sustained virologic response (SVR) for HBV, or undetectable virus 24 weeks after stopping therapy. We plan to initiate two Phase 3 clinical trials of Clevudine for registration in the United States, Europe and South America in the third calendar quarter of 2007.

About Racivir

Racivir is an oral, once-daily cytidine nucleoside analog that is in development as an HIV therapy for use in combination with other approved HIV drugs. We have completed a Phase 2 clinical trial, Study 201, to assess the safety, tolerability and antiviral effect of a 600 mg dose of Racivir head-to-head against lamivudine in HIV-infected, treatment-experienced patients with the M184V mutation who have been on lamivudine therapy. Racivir demonstrated antiviral activity in patients harboring HIV with the M184V mutation and less than three thymidine analog mutations. These patients have genotypes consistent with first-line HIV therapy failure and may be candidates for second-line treatment regimens that contain Racivir. Future studies will be designed to explore this potential use of Racivir in a combination therapy for second-line therapy for HIV.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates: Clevudine for the treatment of chronic HBV infection, which is expected to enter US, European and South American Phase 3 registration clinical trials and is already approved for HBV in Korea and marketed by Bukwang Pharmaceuticals under the brand name Levovir; R7128, an oral treatment for HCV, in a Phase 1 clinical trial through a strategic collaboration with Hoffmann-LaRoche; and Racivir for the treatment of HIV in combination with other approved HIV drugs, which has completed a Phase 2 clinical trial.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We describe in greater detail many of the risks that may impact management’s expectations under the caption “Risk Factors” in the company’s quarterly report on Form 10-Q for the second fiscal quarter ended March 31, 2007 filed with the Securities and Exchange Commission, as well as other filings that the company makes with the Securities and Exchange Commission.

Each of these statements is based only on current information, estimates and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to: statements about our financial performance; anticipated operating losses, future revenues, research and development expenses; the need for additional financing or our use of proceeds from our initial public offering; product development efforts, in particular with respect to the clinical trial results and regulatory approval of Clevudine, Racivir, R7128 and dexelvucitabine; the initiation, completion or success of preclinical studies and clinical trials; clinical trial initiation and completion dates, anticipated regulatory filing dates and regulatory approval for our product candidates; the commercialization of our product candidates by our collaborators; our collaboration agreement with Roche, including potential milestone or royalty payments thereunder; our intentions regarding the establishment of collaborations or the licensing of product candidates or intellectual property; and our intentions to expand our capabilities and hire additional employees.

Any statement in this press release that is not a statement of historical fact should be considered a forward-looking statement. In some cases, you can identify forward-looking statements by terms such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “potential” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements contained herein are made as of the date hereof, and we undertake no obligation to update or revise them.